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Pricing Supplement dated October 2, 1998                        Rule 424(b)(3)
(To Prospectus dated September 3, 1998 and                  File No. 333-60913
Prospectus Supplement dated September 3, 1998)

                          TOYOTA MOTOR CREDIT CORPORATION

                          Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount:  $80,000,000              Trade Date: October 2, 1998
Issue Price: See "Plan of Distribution"     Original Issue Date: October 7, 1998
Initial Interest Rate:  See "Additional     Net Proceeds to Issuer: $80,000,000
                 Terms of the Notes"        Principal's Discount
Interest Payment Period: Quarterly                  or Commission: 0.00%
Stated Maturity Date: October 7, 1999

________________________________________________________________________________

Calculation Agent: Bankers Trust Company
Interest Calculation:
   [X]  Regular Floating Rate Note          [ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note                 (Fixed Rate Commencement
            (Fixed Interest Rate):                 Date):
   [ ]  Other Floating Rate Note                   (Fixed Interest Rate):
            (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
          [ ]  Eleventh District Cost of Funds Rate     [ ]  Federal Funds Rate
          [X]  LIBOR     [ ]  Treasury Rate          [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [x]  Telerate Page: 3750

   Initial Interest Reset Date: January 7, 1999    Spread (+/-): 0.00%
   Interest Rate Reset Period: Quarterly           Spread Multiplier:  N/A
   Interest Reset Dates: January 7, April 7,       Maximum Interest Rate: N/A
        July 7 and October 7
   Interest Payment Dates: January 7, April 7,     Minimum Interest Rate: N/A
        July 7 and October 7, commencing           Index Maturity: 3 month
        January 7, 1999                            Index Currency:  U.S. dollars

Day Count Convention:
   [ ]  30/360 for the period from                    to
   [X]  Actual/360 for the period from October 7, 1998 to October 7, 1999
   [ ]  Other (see attached)                        to

Redemption:
   [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]  The Notes may be redeemed prior to Stated Maturity Date.
          Initial Redemption Date: N/A
          Initial Redemption Percentage:    N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
   [x]  The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %
Currency:
   Specified Currency:  U.S. dollars
        (If other than U.S. dollars, see attached)
   Minimum Denominations:
        (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
   Total Amount of OID:
   Yield to Maturity:
   Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated
                      _______________________________________
                         Morgan Stanley & Co. Incorporated
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Additional Terms of the Notes

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to LIBOR determined on October 5, 1998.

Plan of Distribution

          Under the terms of and subject to the conditions of a terms agreement under the First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Salomon Smith Barney Inc (the "Agreement"), Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100.00% of their principal amount. Morgan Stanley may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Morgan Stanley.

          Under the terms and conditions of the Agreement, Morgan Stanley is committed to take and pay for all of the Notes offered hereby if any are taken.

Additional Information

          TMCC's long-term debt is currently rated AAA by Standard & Poor's Rating Group, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's"). In a press release dated September 29, 1998, Standard & Poor's announced that it had placed the AAA rating of Toyota Motor Corporation ("TMC"), the ultimate parent of TMCC, on CreditWatch with negative implications. If TMC's credit rating is lowered by Standard & Poor's, the credit rating of TMCC, including the credit rating of Notes covered by this Pricing Supplement, would likely be lowered to the same extent.